Exhibit 12.1

9275 W. Russell Road, Suite 240 Las Vegas, Nevada 89148 PH (702) 692-8026 | FX (702) 692-8075 fennemorelaw.com

December 31, 2024

BioVie Inc.

680 West Nye Lane, Suite 201

Carson City, Nevada 89703

Re:	BioVie Inc./Regulation A Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as special Nevada counsel to BioVie Inc., a Nevada corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Regulation A Offering Statement on Form 1-A (the “Offering Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for qualification for exemption from registration of (a) up to 15,000,000 shares (the “Offered Shares”) of the Company’s Class A Common Stock, $0.0001 par value per share (the “Common Stock”) and (b) up to 15,000,000 pre-funded warrants (the “Pre-Funded Warrants”) exercisable for one share of Common Stock (the “Pre-Funded Warrant Shares”). The Offered Shares, the Pre-Funded Warrants, and the Pre-Funded Warrant Shares are referred to herein collectively as the “Securities.” The Securities are being offered, sold, and issued under the terms of a Placement Agency Agreement (the “Placement Agreement”) by and between the Company and ThinkEquity LLC, acting as the exclusive placement agent.

For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Offering Statement;

(b)	a form of the Placement Agreement;

(c)	a form of Pre-Funded Warrant; and

(d)	certain resolutions and actions of the Board of Directors of the Company relating to the issuance and the qualification for exemption from registration of the Securities under the Securities Act.

BioVie Inc.

December 31, 2024

We have obtained from officers and agents of the Company, and have relied upon, such certificates, representations, and assurances as we have deemed necessary and appropriate for purposes of rendering this opinion letter. We have also examined such other corporate documents, records, certificates, and instruments (collectively with the documents identified in (a) through (d) above, the “Documents”) as we deem necessary or advisable to render the opinions set forth herein.

In our examination, we have assumed:

(a)       the legal capacity of all natural persons executing the Documents;

(b)       the genuineness of all signatures on the Documents;

(c)       the authenticity of all Documents submitted to us as originals, and the conformity to original documents of all Documents submitted to us as copies;

(d)       that the parties to such Documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder;

(e)       other than with respect to the Company, the due authorization by all requisite action, corporate or other, of the Documents;

(f)       the execution, delivery, and performance by all parties of the Documents; and

(g)       that all Documents are valid, binding, and enforceable against the parties thereto.

We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such Documents. We have been advised that prior to the issuances of the Offered Shares and Pre-Funded Warrant Shares the Company’s Pricing Committee will adopt resolutions (the “Pricing Committee Resolutions”) setting the price, number of Shares to be issued and reserving sufficient authorized but unissued shares of Common Stock for issuance of the Offered Shares and Pre-Funded Warrant Shares.

The opinions expressed below are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed for purposes of delivering these opinions expressed herein or any changes in applicable law that may come to our attention after the date the Offering Statement is qualified.

BioVie Inc.

December 31, 2024

On the basis of the foregoing and in reliance thereon, and subject to the assumptions, limitations, and qualifications set forth herein, we are of the opinion that:

(a)	the Offered Shares have been duly authorized, and when issued in accordance with the terms of the Placement Agreement, will be validly issued, fully paid, and nonassessable; and

(b)	the Pre-Funded Warrant Shares have been duly authorized, and when issued upon exercise of the Pre-Funded Warrants in accordance with the terms thereof, will be validly issued, fully paid, and non-assessable.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, we express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal laws. The opinions we express herein are limited solely to the laws of the State of Nevada, other than the securities laws and regulations of the State of Nevada as to which we express no opinion.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Fennemore Craig, P.C. Fennemore Craig, P.C.

tmor/cdol